OPNET TECHNOLOGIES, INC. ANNOUNCES

POSTPONEMENT OF INVESTOR CONFERENCE CALL

Bethesda, MD – July 29, 2003. OPNET Technologies, Inc. (Nasdaq: OPNT), a leading provider of management software for networks and applications, announced the postponement of its investor conference call originally scheduled for 5:00 pm EDT today.

The decision to postpone the investor conference call was prompted by recently received advice from the company’s auditors concerning the accounting treatment for free training offered by OPNET. The resolution of this matter may impact the timing of when revenue is recognized in our statement of operations.

OPNET also received advice from its auditors with respect to the change made in July 2001 to allow its customers to separately purchase license updates without purchasing technical support. The company has concluded, in consultation with its auditors, that revenues from the sale of license updates will be presented together with technical support, separate from license revenue. This change in presentation will have no effect on the company’s total reported revenues, earnings, or earnings per share.

The accounting treatment historically followed by the company on these issues, and reported in its financial statements, had been reviewed by Deloitte & Touche LLP, OPNET’s independent auditors. At this point, the company has not finalized its analysis of these issues. However, OPNET currently anticipates being in a position to file its Form 10-Q with the SEC by its August 14 due date.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

# # #

Note to editors: The work OPNET is spelled in all upper-case letters.

OPNET Investor Relations:

Joseph W. Kuhn

OPNET Technologies

(240) 497-3000

ir@opnet.com

www.opnet.com